Exhibit 99.1

Beyond Air® Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

Revenues increased 220% to $3.7 million, compared with $1.2 million for the fiscal year ended March 31, 2024

Expect to report revenue of at least $1.7 million for quarter ending June 30, 2025, and introducing revenue guidance of $12-$16 million for the full fiscal year 2026

Submitted PMA supplement for second-generation LungFit® PH to FDA

International distribution partnerships now provide access to markets representing over 2 billion lives, with LungFit® PH actively shipping to Europe, Australia, and the Middle East

Appointed Robert Goodman, a commercial focused seasoned healthcare executive, to the Company’s Board of Directors

Conference call at 4:30 p.m. ET today, June 17th

Garden City, NY, June 17, 2025 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve the lives of patients, today announced its financial results for fiscal fourth quarter and year ended March 31, 2025, and provided a corporate update.

“Our commercial momentum is building, and that progress is now being reflected in our topline results,” said Steve Lisi, Chairman and Chief Executive Officer. “With LungFit PH now installed and in regular use at more than 45 hospitals nationwide, awareness is accelerating. Clinicians and administrators are increasingly recognizing the advantages of our cylinder-free system compared to conventional nitric oxide delivery methods.”

Mr. Lisi added, “Regulatory approvals and new international partnerships across Europe, the Middle East, and Asia have already driven strong order activity, with over a dozen initial units shipped to customers in just the past few weeks. We expect to report at least $1.7 million in revenue for the quarter ending June 30, 2025, and anticipate sustained double-digit sequential revenue growth moving forward, leading to FY 2026 revenues expected to be in the range of $12 to $16 million.”

“The submission of the PMA supplement to the FDA for our second-generation LungFit PH device, which we announced yesterday, could be transformative for our business,” continued Lisi. “If approved, we believe this new system will unlock significant market potential. Coupled with our global expansion and rising brand recognition, we are entering what we believe will be an exciting and pivotal year for Beyond Air and our shareholders.”

Commercial Execution, Recent Highlights and Upcoming Milestones

●	LungFit® PH Commercial Execution

○	Achieved a 220% increase in annual revenue for the fiscal year ended March 31, 2025, driven by growing demand for LungFit PH through U.S. commercial activities compared to fiscal 2024.
○	Expect revenues in first quarter of fiscal year 2026 of at least $1.7 million, which would be sequential growth of greater than 45%; and fiscal year 2026 revenue of $12 million - $16 million.
○	Established a partnership with Vanderbilt University Medical Center (VUMC) as the first luminary site for LungFit PH, marking a major milestone in Beyond Air’s mission to redefine tankless nitric oxide (iNO) delivery and drive continued innovation in respiratory care.
○	Commenced international shipments of LungFit PH following new regulatory approvals and distribution agreements, supporting the Company’s global expansion across Europe, the Middle East and Asia.
○	Over the past few months, the Company secured several new distribution partnerships in India, Italy, Latvia, Lithuania, Estonia, Ukraine, Kuwait, Kazakhstan, Israel and Poland. As a result, the Company has more than 25 countries covered under distribution agreements, covering more than 2 billion lives.

●	Appointed a New Board Member

○	Appointed Robert Goodman to the Company’s Board of Directors, effective June 13, 2025. Goodman is a seasoned healthcare executive and board director, with a strong track record of commercial leadership across the life sciences industry. He has held key leadership roles at a range of high-performing organizations, including BioTelemetry, Philips Healthcare, Cardiocore, Thermo Fisher Scientific, and Pfizer.

●	Pipeline Highlights

○	Submitted a PMA supplement for the second generation LungFit PH to U.S. FDA
○	Published a scientific article in Annals of the American Thoracic Society that presented clinical data from the LungFit GO NTM trial which support further evaluating inhaled NO self-administered by subjects using the LungFit GO for treating NTM infections in the home.
○	The U.S. Patent and Trademark Office (USPTO) issued a patent that provides protection for method of delivering gaseous nitric oxide (gNO) to a patient that has a condition associated with non-tuberculous mycobacteria (NTM) lung infection.
○	Cardiac surgery PMA supplement review ongoing at FDA

■	Currently no FDA approved nitric oxide delivery system is labeled for cardiac surgery

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Beyond Cancer - Solid Tumor Program

●	Clinical Development Execution

○	Phase 1a trial (monotherapy) - Part A of the trial evaluating ultra-high concentration Nitric Oxide (UNO) therapy in subjects with advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors at a dose of 25,000 ppm has been completed, and at the dose of 50,000 ppm is ongoing.
○	Phase 1b trial (combination therapy) – Part B of the trial will assess the intratumoral administration of 25,000 ppm low volume (LV) Nitric Oxide (UNO) in subjects with unresectable cutaneous or subcutaneous histologically confirmed primary or metastatic lesions, who have shown disease progression or prolonged stable disease (12 weeks) after receiving a single agent anti-PD-1 containing treatment. Timing for study initiation in Israel is under review.

NeuroNOS – Autism Spectrum Disorder (ASD) Program

●	Published a peer-reviewed medical journal article in Translational Psychiatry, which presented compelling evidence of a novel mechanism in the early stages of Alzheimer’s disease (AD). These new preclinical data further underscore the consistency and power of NeuroNOS’s platform.
●	U.S. FDA granted Orphan Drug Designation to BA-102, an investigational therapy for the treatment of Phelan-McDermid Syndrome (PMS), a syndrome associated with ASD.
●	Appointed Nobel Prize laureate, Professor Dan Shechtman, to the NeuroNOS Scientific Advisory Board.
●	Completed a $2 million equity financing in NeuroNOS from private investors as part of a larger funding round. This investment will accelerate the preclinical development of NeuroNOS’s small-molecule drug, designed as an injectable or oral treatment for children with autism.

Financial Results for the Fiscal Year Ended March 31, 2025

Revenues for the fiscal year ended March 31, 2025 increased 220% to $3.7 million, compared with $1.2 million for the fiscal year ended March 31, 2024. Cost of revenue of $5.4 million was recognized for the year ended March 31, 2025, compared with $2.5 million for the year ended March 31, 2024. Cost of revenue exceeded revenue primarily driven by depreciation of LungFit devices and one-time upgrade costs to systems.

Research and development expenses for the fiscal year ended March 31, 2025 were $16.9 million compared with $24.4 million for the fiscal year ended March 31, 2024. The decrease of $7.5 million was primarily attributed to a decrease in salaries, stock-based compensation and to a lesser extent from clinical and pre-clinical studies expenses.

Selling, general and administrative expenses for the years ended March 31, 2025 and March 31, 2024 were $26.0 million and $37.3 million, respectively. The decrease of $11.3 million was attributed primarily to a reduction in salaries and stock-based compensation cost.

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Other expense for the year ended March 31, 2025 was $3.9 million compared with $1.3 million for the year ended March 31, 2024. The increase in other expense of $2.6 million was mainly due to a non-cash loss recorded upon the retirement of the Avenue Capital debt.

Net loss attributed to common stockholders of Beyond Air, Inc. for the year ended March 31, 2025 was ($46.6) million or a loss of ($0.69) per share, basic and diluted, compared to a net loss attributed to common stockholders of Beyond Air, Inc. for the fiscal year ended March 31, 2024 of ($60.2) million or a loss of ($1.82) per share, basic and diluted.

Cash burn in the fiscal year ended March 31, 2025, excluding the impacts of financing and the extinguishment of debt, was $44.1 million.

As of March 31, 2025, the Company reported cash, cash equivalents, and marketable securities of $6.9 million, which excludes the $1.0 million payment from GETZ Healthcare that arrived after March 31, 2025, and total long-term debt outstanding of $12.2 million. Debt repayment does not begin until October 2026. Subsequent to March 31, 2025, the Company received $2.0 million of additional financing under the existing long-term debt agreement.

Financial Guidance for Fiscal Year 2026:

●	The Company expects to report revenue of at least $1.7 million for quarter ending June 30, 2025.

●	The Company is providing revenue guidance of $12 to $16 million for the fiscal year ending March 31, 2026.

Conference Call & Webcast

Tuesday, June 17th @ 4:30 PM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	13753945
Webcast:	A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online recording of the conference call will be available on the Company’s website or via the direct link an hour after the call.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM).

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The Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About LungFit *

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

*Beyond Air’s LungFit PH is approved for commercial use in the United States, European Union, Australia, Thailand and New Zealand. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1,000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Right Ventricular Dysfunction (RVD) (Indication not approved in the U.S.)

Right ventricular dysfunction is a serious medical condition where the heart’s right ventricular is unable to pump enough blood through the lungs to support the needs of the body, and its presence in critically ill patients is associated with significant morbidity and mortality. Numerous clinical studies showed that in the peri-operative phases of cardiac surgery, inhaled nitric oxide (iNO) is effective in decreasing pulmonary artery pressure, decreasing pulmonary vascular resistance, improving right ventricular ejection fraction, and improving blood oxygenation in the presence of pulmonary hypertension. Consequently, iNO is an important part of acutely decreasing right ventricular afterload for patients suffering from right ventricular dysfunction

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About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in subjects with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols. For more information, visit www.beyondcancer.com.

About NeuroNOS

NeuroNOS is at the forefront of developing innovative treatments for neurodevelopmental and neurodegenerative disorders. The company specializes in creating therapies based on small molecules that cross the blood-brain barrier to regulate Nitric Oxide (NO) levels in the brain. Preclinical studies conducted by NeuroNOS have demonstrated that NO is present at elevated levels in children with Autism Spectrum Disorder (ASD) and adults suffering from brain-related diseases such as Alzheimer’s and brain cancers. The company’s research has shown that managing NO levels in the brain is crucial for maintaining normal brain function. By leveraging this groundbreaking science, NeuroNOS aims to bring transformative therapies to those affected by these challenging conditions, ultimately improving individuals’ lives. Through collaborations with leading research institutions and experts in the field, the company is committed to advancing medical innovation and delivering life-changing treatments. For more information, please visit https://www.neuro-nos.com.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2025	March 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,665	$11,378
Marketable securities	2,252	23,090
Restricted cash	231	230
Accounts receivable	710	319
Inventory, net	2,417	2,127
Other current assets and prepaid expenses	5,743	6,792
Total current assets	16,018	43,936
Licensed right to use technology	1,222	1,427
Right-of-use lease assets	1,706	2,121
Property and equipment, net	11,013	9,364
Other assets	103	113
TOTAL ASSETS	$30,062	$56,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,950	$1,948
Accrued expenses and other current liabilities	2,045	8,402
Operating lease liability, current portion	396	418
Loans payable, current portion	609	800
Total current liabilities	5,000	11,567

Operating lease liability, net	1,486	1,898
Long-term debt, net	9,197	14,721
Warrant liability	38	275
Derivative liability	-	1,314
Total liabilities	15,721	29,775

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 500,000,000 shares authorized, 82,570,726 and 45,900,821 shares issued and outstanding as of March 31, 2025 and 2024, respectively	8	5
Treasury stock	(25)	(25)
Additional paid-in capital	299,982	264,780
Accumulated deficit	(286,322)	(239,697)
Accumulated other comprehensive loss	(60)	(15)
Total stockholders’ equity attributable to Beyond Air, Inc.	13,583	25,048
Non-controlling interest	758	2,138
Total equity	14,341	27,186
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,062	$56,961

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenues	$1,152	$470	$3,705	$1,159

Cost of revenues	(1,183)	(982)	(5,368)	(2,466)

Gross loss	(32)	(512)	(1,663)	(1,307)

Operating expenses:

Research and development	(3,258)	(5,699)	(16,857)	(24,363)
Selling, general and administrative	(3,884)	(6,423)	(26,017)	(37,337)
Total Operating expenses	(7,142)	(12,122)	(42,874)	(61,700)

Loss from Operations	(7,174)	(12,634)	(44,537)	(63,006)

Other income (expense)
Dividend/interest income	68	301	705	1,739
Interest and finance expense	(580)	(921)	(3,019)	(2,912)
Change in fair value of warrant liability	18	(82)	237	611
Change in fair value of derivative liability	-	(1,099)	1,314	48
Foreign exchange gain/ (loss)	23	(3)	(3)	(6)
Loss on extinguishment of debt	87	-	(2,447)	-
Loss on disposal of fixed assets	(505)	-	(738)	-
Estimated liability for contingent loss	-	(116)	-	(598)
Other income / (expense)	(2)	-	9	(169)
Total other income/ (expense)	(890)	(1,921)	(3,942)	(1,288)

Net loss before income taxes	$(8,064)	$(14,555)	$(48,479)	$(64,295)

Provision for income taxes	-	-	-	-

Net loss	$(8,064)	$(14,555)	$(48,479)	$(64,295)

Less : net loss attributable to non-controlling interest	(29)	(849)	(1,854)	(4,053)

Net loss attributable to Beyond Air, Inc.	(8,035)	(13,706)	(46,625)	(60,242)

Foreign currency translation loss	(9)	(49)	(45)	(68)
Comprehensive loss attributable to Beyond Air, Inc.	$(8,043)	$(13,755)	$(46,670)	$(60,310)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.09)	$(0.37)	$(0.69)	$(1.82)

Weighted average number of shares, outstanding, basic and diluted	89,979,416	37,017,375	67,706,527	33,160,180

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